EXHIBIT 21

LEE ENTERPRISES, INCORPORATED

AND SUBSIDIARIES

SUBSIDIARIES AND ASSOCIATED COMPANIES

	State of Organization	Percentage of Voting Securities Owned
Lee Enterprises, Incorporated	Delaware	Parent
Lee Publications, Inc.	Delaware	100%
Accudata, Inc.	Iowa	100%
INN Partners, L.C.	Iowa	82.5%
Lee Procurement Solutions Co.	Iowa	100%
Sioux City Newspapers, Inc.	Iowa	100%
Target Marketing Systems, Inc.	Iowa	100%
Journal-Star Printing Co.	Nebraska	100%
K. Falls Basin Publishing, Inc.	Oregon	100%
Lee Consolidated Holdings Co.	South Dakota	100%
LINT Co.	South Dakota	100%
Madison Newspapers, Inc.	Wisconsin	50%
Flagstaff Publishing Co.	Washington	100%
Hanford Sentinel, Inc.	Washington	100%
Kauai Publishing Co.	Delaware	100%
Napa Valley Publishing Co.	Washington	100%
Northern Illinois Publishing Co.	Delaware	100%
Northern Lakes Publishing Co.	Delaware	100%
Pantagraph Publishing Co.	Delaware	100%
Pulitzer Inc.	Delaware	100%
Pulitzer Missouri Newspapers, Inc.	Delaware	100%
Pulitzer Newspapers, Inc.	Delaware	100%
Lee Charitable Foundation	Missouri	100%
Pulitzer Technologies, Inc.	Delaware	100%
Pulitzer Utah Newspapers, Inc.	Delaware	100%
Santa Maria Times, Inc.	Nevada	100%
Southwestern Oregon Publishing Co.	Oregon	100%
Star Publishing Company	Arizona	100%
Ynez Corporation	California	100%
Fairgrove LLC	Delaware	95%
Homechoice, LLC	Utah	100%
HSTAR LLC	Delaware	100%
NLPC LLC	Delaware	100%
NVPC LLC	Delaware	100%
Pulitzer Network Systems LLC	Delaware	100%
SHTP LLC	Delaware	100%
SOPC LLC	Delaware	100%
St. Louis Post-Dispatch LLC	Delaware	95%
STL Distribution Services LLC	Delaware	95%
Suburban Journals of Greater St. Louis LLC	Delaware	100%
TNI Partners	Arizona	50%